EXHIBIT 99.2

SharpSpring Employee FAQ

When is the anticipated close date?

The transaction is expected to close in the third quarter of 2021 subject to customary closing conditions including a SharpSpring stockholder approval.

Who is Constant Contact?

Constant Contact, an established leader in online marketing, simplifies the complex task of marketing your business, so you can achieve real results and sell more online. Whether it’s setting up a website and online store, leveraging social and search features to get new customers, or sending great-looking emails with the power to drive more sales, we combine the right tools and advice to help get the results you want.

Can you tell us more about Clearlake and Siris?

Clearlake Capital Group, L.P. is a leading investment firm founded in 2006, operating integrated businesses across private equity, credit and other related strategies.

Based in Santa Monica, California with an office in Dallas, Texas, Clearlake is led by José E. Feliciano and Behdad Eghbali, who have together built a team of investment professionals with a unique blend of sector and product capabilities through a history of long-term strategic partnerships with management to transform and grow companies.

Clearlake partners with world-class management teams by providing patient, long-term capital to dynamic businesses that can benefit from Clearlake’s operational improvement approach, O.P.S.®

Clearlake currently has approximately $30 billion of assets under management and its senior investment principals have led or co-led over 200 investments.

Siris is a leading private equity firm headquartered in New York that is focused on making control investments in data, telecommunications, technology, and technology-enabled business service companies.

Siris was founded in 2011 by Frank Baker, Peter Berger, and Jeffrey Hendren and has raised approximately $5.9 billion in aggregate capital commitments.

Integral to Siris’ investment approach is its partnership with exceptional senior operating executives, or Executive Partners, who work with Siris to identify, validate, and support the execution of investments. Siris’ Executive Partners’ deep domain experience in the technology and telecommunications industries and significant involvement allows Siris to partner with management to add value both operationally and strategically.

Siris has extensive experience and a strong track record of success in investing in companies in the data, telecommunications, technology, and technology-enabled business service markets.

What does the acquisition mean for my job?

Big organizational changes like an acquisition can mean that you feel uncertain about where things stand - for the company and for your own job. For the present, please be assured that day-to-day operations, including jobs, projects, and organizational structure, will remain mostly unchanged.

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Stay focused on growing the business and supporting customers, like always. If there will be any changes to be communicated, we will do our best to do that quickly and transparently. If you have specific questions about your role and responsibilities, reach out to your leader.

Will there be changes to my salary and benefits plan, including insurance, 401(k), PTO, etc?

At this time, there are no near-term changes for salary and benefits plans, or to the PTO policy.

Once the deal is finalized and we begin the process of integrating our companies, we’ll stay in close communication to be sure you understand any changes, remain enrolled in benefits plans, and the like.

Is the Gainesville office going to be closed?

There are no plans to close the Gainesville office. Employees may continue following any current schedules in place. If there are any changes to be made, we will provide plenty of notice, with full transparency and support.

What will happen with employee Visa renewals and Green Card applications/continuations?

The SharpSpring and Constant Contact HR teams will closely monitor visa and Green Card applications and will work to minimize any impact current visa holders may face. Please contact your HR team with any questions.

Can I discuss the transaction on social media?

In order to comply with the legal requirements of the transaction, we ask that you do not comment publicly on the transaction. News of the announcement will be shared on the SharpSpring LinkedIn page.

Please use the following guidance on any employee social media posts about the transaction, based on our social media policy:

•	ou MAY “like” the Company’s social media posts about the transaction (but please DO NOT like or interact with any post about the transaction made by anyone other than the Company).
•	You MAY repost the Company’s social posts WITHOUT COMMENTARY.
•	YOU MAY share a link to the Company’s press release announcing the transaction WITHOUT COMMENTARY.
•	Please DO NOT provide any personal commentary on the transaction or any additional language in ANY posts/tweets other than a link to the Company’s social media post or press release.

What should I do if I’m contacted by the press regarding this news?

Please direct all media inquiries to Kristen Andrews (kristen.andrews@constantcontact.com) and Tom Colton (SHSP@gatewayir.com). Consistent with our Public Communications and Disclosure Policy, employees are not permitted to speak to the press on behalf of the company unless they are an authorized spokesperson.

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What should I say to customers / prospects / partners / candidates if they ask about our acquisition?

We don’t expect any immediate or notable impact on our customers, partners or other third parties we engage with regularly. If you receive more complex inquiries, please direct them to your manager for escalation.

Will we keep the SharpSpring name?

There are no immediate plans to eliminate the SharpSpring brand. We will continue to evaluate business decisions like these once the deal officially closes.

Should we continue, as planned, with our 2021 business plans?

Yes! You should continue operating in the same way, with the same goals, as we progress through finalizing the deal, which is expected to happen in the third quarter of 2021. We will communicate any changes to you regarding our day to day operations, goals, and business plans as soon as we are able.

Forward Looking Statements
This document contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995. The reader is cautioned not to rely on these forward-looking statements, such as statements regarding the proposed transaction between Constant Contact and SharpSpring, the expected timetable for completing the transaction, future financial and operating results, benefits and synergies of the transaction, future opportunities for the combined company and any other statements about Constant Contact and SharpSpring managements’ future expectations, beliefs, goals, plans or prospects. These statements are based on current expectations of future events, and these include statements using the words such as “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions. If underlying assumptions prove inaccurate or known or unknown risks or uncertainties materialize, actual results could vary materially from the SharpSpring’s expectations. Risks and uncertainties include, but are not limited to: the risk that the transaction may not be completed in a timely manner or at all, which may adversely affect SharpSpring’s business and the price of its common stock; the failure to satisfy the conditions to the consummation of the transaction, including the adoption of the merger agreement by the stockholders of SharpSpring, and the receipt of certain governmental and regulatory approvals; the effect of the announcement or pendency of the transaction on SharpSpring’s business relationships, operating results, and business generally; risks that the proposed transaction disrupts SharpSpring’s current plans and operations and potential difficulties in SharpSpring’s employee retention as a result of the transaction; risks related to diverting management’s attention from SharpSpring’s ongoing business operations; and the outcome of any legal proceedings that may be instituted against SharpSpring or the purchaser related to the merger agreement or the transaction. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties that SharpSpring’s business as described in the “Risk Factors” in SharpSpring’s Annual Report on Form 10-K for the year ended December 31, 2021 and in SharpSpring’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2021, and other reports SharpSpring files with the SEC. We assume no obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contemplated in the forward-looking statements. Copies of these filings are available online at www.sec.gov and https://investors.sharpspring.com/. SharpSpring assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

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Important Information for Investors
In connection with the proposed transaction, SharpSpring intends to file with the SEC a proxy statement (the “proxy statement”) and mail the proxy statement to its stockholders. The Proxy Statement will contain important information about Constant Contact, SharpSpring, the transaction and related matters. INVESTORS AND SECURITY HOLDERS OF SHARPSPRING ARE URGED TO READ CAREFULLY THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE, AND OTHER RELEVANT DOCUMENTS, AND ANY RELATED AMENDMENTS OR SUPPLEMENTS, FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT SHARPSPRING, THE PROPOSED TRANSACTION AND RELATED MATTERS. Investors and security holders may obtain free copies of the proxy statement and other documents (when available) that SharpSpring files with the SEC through the website maintained by the SEC at www.sec.gov. Copies of the documents filed with the SEC by SharpSpring will be available free of charge on SharpSpring’s investor relations website at https://investors.sharpspring.com/ or by contacting SharpSpring’s Investor Relations Department at SHSP@gatewayir.com.

No Offer or Solicitation

This communication is neither an offer to buy, nor a solicitation of an offer to sell, subscribe for or buy any securities or the solicitation of any vote or approval in any jurisdiction pursuant to or in connection with the proposed transaction or otherwise, nor shall there be any sale, issuance or transfer of securities in any jurisdiction in contravention of applicable law.

Participants in the Solicitation

The directors and executive officers of SharpSpring may be deemed to be participants in the solicitation of proxies from the stockholders of SharpSpring in connection with the proposed acquisition. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information SharpSpring’s directors and executive officers is also included in SharpSpring’s definitive proxy statement for its 2021 Annual Meeting of Stockholders, which was filed with the SEC on April 30, 2021. These documents are available free of charge as described in the preceding paragraph.

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